CONSENT OF INDEPENDENT ACCOUNTANTS

Board of Trustees and Shareholders

Putnam New York Tax Exempt Income Fund, Putnam New York Tax Exempt Opportunities Fund, and Putnam New York Tax Exempt Money Market Fund

We consent to the use of our reports dated January 8, 2003, January 7, 2003 and January 2, 2003, respectively, incorporated in this Registration Statement by reference, to the Putnam New York Tax Exempt Income Fund, Putnam New York Tax Exempt Opportunities Fund, and Putnam New York Tax Exempt Money Market Fund, respectively, to the references to our firm under the captions "Financial highlights" in the prospectus and "Independent Accountants and Financial Statements" in the Statement of Additional Information.

                                                         /s/KPMG LLP

Boston, Massachusetts
March 24, 2003